EXHIBIT 4.222
The taking of this Agreement or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this Agreement is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.
Confirmation Agreement
between
1. SIG Austria Holding GmbH
as pledgor
and
2. SIG Combibloc GmbH
as pledgor
and
3. SIG Combibloc GmbH & Co KG
as pledgor
and
4. Wilmington Trust (London) Limited
as pledgee and Collateral Agent

Contents

1. Definitions	3
2. Construction	5
3. Confirmation	6
4. Representations and Warranties	7
5. Notices	7
6. Execution in Counterparts	7
7. Stamp duty	7
8. Miscellaneous	8
9. Capital maintenance	8
10. Choice of Law	9
11. Settlement of disputes	9
Schedules
Schedule 1

Recitals
A. Under the Security Documents (as defined below), each Confirming Party (as defined below) granted a pledge over certain of its property as a security for the Secured Obligations (as defined in each Security Document), in connection with the Credit Agreement (as defined below).
B. The Confirming Parties and the Collateral Agent (as defined below) are also, among others, parties to the First Lien Intercreditor Agreement (as defined below).
C. The security granted by or pursuant to the Security Documents is administered by the Collateral Agent for and on behalf of the Secured Parties (as defined in the First Lien Intercreditor Agreement) pursuant to the relevant provisions of the First Lien Intercreditor Agreement.
D. Among others, Reynolds Group Holdings Inc. and the Administrative Agent (as defined in the First Lien Intercreditor Agreement) have entered into the Assumption Agreement (as defined below), by which additional incremental term loans were made to the Incremental Borrower (as defined therein) for the purposes set out therein.
E. Pursuant to the indentures dated 15 October 2010, the Issuers (as defined therein) have issued certain secured debt securities.
F. Each Confirming Party expects to realise, or has realised, direct or indirect benefits as a result of the Assumption Agreement (as defined below) becoming effective and the consummation of the transactions contemplated thereby.
1. Definitions
A term defined in the First Lien Intercreditor Agreement shall, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement or any notice given under or in connection with this Agreement and in addition:

Agreement	means this confirmation agreement, as may be from time to time modified, amended or supplemented.

Assumption Agreement	means the Amendment No. 3 and Incremental Term Loan Assumption Agreement dated 30 September 2010 among (amongst others) Reynolds Group Holdings Inc., the Lenders, the New Incremental Term Lenders (as defined therein) and the Administrative Agent, relating to the Credit Agreement.

Collateral Agent	means Wilmington Trust (London) Limited, as joint and several creditor for and on behalf of itself and each of the Secured Parties on the terms and conditions set out in the First Lien Intercreditor Agreement. The term “Collateral

Agent” shall include any person for the time being appointed as collateral agent, or as an additional collateral agent, for the purpose of, and in accordance with, the First Lien Intercreditor Agreement and shall include successors, transferees and permitted assigns.

Confirming Party	means each of SIG Austria Holding GmbH, SIG Combibloc GmbH and SIG Combibloc GmbH & Co KG.

Credit Agreement	means a credit agreement dated as of 5 November 2009, among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KG aA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse) as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time (including by Amendment No. 1 dated as of 21 January 2010, Amendment No. 2 and Incremental Term Loan Assumption Agreement dated as of 4 May 2010 and the Assumption Agreement).

First Lien Intercreditor Agreement	means the first lien intercreditor agreement dated as of 5 November 2009 among (amongst others) The Bank of New York Mellon as collateral agent and as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse) as administrative agent under the Credit Agreement and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No.1 and Joinder Agreement dated as of 21 January 2010, which added the Collateral Agent as a collateral agent under the First Lien Intercreditor Agreement).

Party	means a party to this Agreement. The term “Parties” means any of them.

Senior Secured Notes Indenture	means the senior secured notes indenture entered into, among others, between RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. as issuers and The Bank of New York Mellon, London Branch, as paying agent dated as of 15 October 2010, pursuant to which the issuers initially issued debt securities in escrow, the proceeds of which were released on 16 November 2010.

SIG Austria Holding GmbH	means SIG Austria Holding GmbH, a limited liability company organised under the laws of Austria with its seat in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestraße 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN 236071 p.

SIG Combibloc GmbH	means SIG Combibloc GmbH, a limited liability company organised under the laws of Austria with its seat in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestraße 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN 237985 d.

SIG Combibloc GmbH & Co KG	means SIG Combibloc GmbH & Co KG, a limited partnership organised under the laws of Austria with its seat in Saalfelden am Steinernen Meer, Austria, and its business address as at the date of this Agreement at Industriestraße 3, 5760 Saalfelden, Austria, registered in the Austrian companies register (Firmenbuch) under file number FN 240335 i.

Security Documents	means the documents listed in Schedule 1.
2. Construction
2.1 In this Agreement, unless the context otherwise requires:
(a)	the rules of interpretation contained in the First Lien Intercreditor Agreement apply to the construction of this Agreement and any notice given under or in connection with this Agreement;

(b)	unless otherwise stated, a “Clause” is a reference to a Clause of this Agreement;

(c)	unless otherwise stated, a “Schedule” is a reference to a Schedule of this Agreement and references to this Agreement include its Schedules;

(d)	words importing the plural shall include the singular and vice versa;

(e)	a reference to (or to any specified provision of) any agreement, deed or other instrument (for the avoidance of doubt including, but not limited to, such agreements, deeds or other instruments which are entered into prior to or after the conclusion of this Agreement) is to be construed as a reference to that agreement, deed or other instrument or that provision as from time to time amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified; and
(f)	this Agreement is subject to the terms of the First Lien Intercreditor Agreement and of any other Intercreditor Arrangements (as defined in the Security Documents). In the event of a conflict between the terms of this Agreement, the First Lien Intercreditor Agreement or any other Intercreditor Arrangements, the terms of the First Lien Intercreditor Agreement or any other Intercreditor Arrangements, as relevant, will prevail.
3. Confirmation
3.1 Each Confirming Party hereby:
(a)	consents to the Assumption Agreement and the transactions contemplated thereby; and

(b)	agrees that, notwithstanding the effectiveness or otherwise of the Assumption Agreement and the issuance of the Senior Secured Notes (as defined in the Senior Secured Notes Indenture), each of the Security Documents to which it is a party continues, subject to the Legal Reservations (as defined in the Credit Agreement) to be in full force and effect; and

(c)	confirms the pledges and security interests created by or pursuant to the Security Documents to which it is a party and that such pledges and security interests are upheld and remain unaffected; and

(d)	acknowledges that the pledges and security interests created by or pursuant to the Security Documents to which it is a party continue in full force and effect subject to the Legal Reservations (as defined in the Credit Agreement) and extend, subject to the limitations therein, to (i) the New Incremental Term Loans (as defined in the Assumption Agreement), which shall be considered “Credit Agreement Obligations” under the First Lien Intercreditor Agreement, and (ii) the “Secured Obligations” as defined in the Senior Secured Notes Indenture, which have been designated as “Additional Obligations” under and pursuant to the First Lien Intercreditor Agreement.
3.2 Each Confirming Party further confirms and agrees that, with respect to the Security Documents to which it is a party, the obligations under the New Incremental Term Loans (as defined in the Assumption Agreement) and the Senior Secured Notes (as defined in the Senior Secured Notes Indenture) constitute “Secured Obligations” under each Security Document to which it is a party.
3.3 Each of the Confirming Parties hereby agrees that each of the Parallel Debt of such Confirming Party created under the First Lien Intercreditor Agreement or under any guarantor joinder to the First Lien Intercreditor Agreement, in effect prior to the date hereof shall continue to be in full force and effect and shall accrue to the benefit of the Collateral Agent (for the benefit of the Secured Parties) and shall continue to apply, as applicable, in relation to all Obligations define(in the First Lien Intercreditor Agreement following the effectiveness of the Assumption Agreement.
3.4 For the avoidance of doubt, notwithstanding anything contained herein, this agreement is a Security Document under the First Lien Intercreditor Agreement and each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agent under the Security Documents and the First Lien Intercreditor Agreement, respectively, shall continue in full force and effect and shall apply to this Agreement as if set out in full herein.
4. Representations and Warranties
4.1 Each Confirming Party hereby represents and warrants to the Collateral Agent as of the date hereof that such Confirming Party (a) is duly organized and validly existing under the laws of Austria and (b) has the power and authority to execute, deliver and perform its obligations under this Agreement.
4.2 Each Confirming Party hereby represents and warrants to the Collateral Agent as of the date hereof that the entry by such Confirming Party into this Agreement and the transactions contemplated in the Assumption Agreement have been duly authorized by all requisite corporate and/or partnership and, if required, stockholder and partner action.
4.3 Each Confirming Party hereby represents and warrants to the Collateral Agent as of the date hereof that this Agreement has been duly executed and delivered by each such Confirming Party and, subject to Legal Reservations (as defined in the Credit Agreement), constitutes a legal, valid and binding obligation of such Confirming Party enforceable against such Confirming Party in accordance with its terms.
5. Notices
All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement.
6. Execution in Counterparts
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In this respect the Collateral Agent and the Confirming Parties agree not to contest the validity of an uncertified copy of this Agreement in any court or enforcement proceedings in the Republic of Austria.
7. Stamp duty
The parties hereto agree that the provisions of sections 9.19 (Place of Performance) and 9.20 (Austria Stamp Duty) of the Credit Agreement (and, if the Credit Agreement is no longer in existence, an equivalent clause in any Additional Agreement) and the provisions of sections 5.15 (Place of Performance) and 5.16 (Austrian Stamp Duty) of the First Lien Intercreditor Agreement (and, if the First Lien Intercreditor Agreement is no longer in existence, an equivalent clause in any other Intercreditor Arrangements) shall apply to this Agreement as if incorporated herein mutatis mutandis.
8. Miscellaneous
8.1 This Agreement is a Loan Document (as defined in the Credit Agreement) executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms of the Credit Agreement.
8.2 This Agreement shall not extinguish the obligations for the payment of money outstanding under any Credit Document or discharge or release the priority of any Credit Document or any other security therefore. Nothing herein shall be construed as a substitution or novation of the obligations outstanding under any Credit Document or instruments securing the same, which shall remain in full force and effect. Nothing in or implied by this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any obligations or liabilities of any party under any Credit Document. Each of the Credit Documents shall remain in full force and effect notwithstanding the execution and delivery of this Agreement.
8.3 Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Secured Parties under any Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
8.4 If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced by such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties in respect of the invalid, illegal or unenforceable provision.
8.5 Any amendments, changes, variations or waivers to this Agreement may be made only with the agreement of the Confirming Parties and the Collateral Agent in writing and, if required under Austrian statutory law, in the form of a notarial deed. This applies also to this Clause 8.5.
9. Capital maintenance
9.1 The liability of the Confirming Parties under this Agreement shall at all times be limited so that no assumption of an obligation under this Agreement be required if this would violate mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian company law, in particular Sections 82 et seq of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and/or Sections 52 and 65 et seq of the Austrian Stock Corporation Act (Aktiengesetz).
9.2 Should any obligation under this Agreement violate or contradict Austrian capital maintenance rules and should therefore be held invalid or unenforceable, such obligation shall be deemed to be replaced by an obligation of a similar nature which is in compliance with Austrian capital maintenance rules and which provides the best possible security interest in favour of the Secured Parties. By way of example, should it be held that the security interest created under a Security Document as amended by this Agreement is contradicting Austrian capital maintenance rules in relation to any amount of the Secured Obligations (as defined in such Security Document), the security interest created under such Security Document as amended by this Agreement shall be reduced to the maximum amount of the Secured Obligations (as defined in such Security Document), which is permitted pursuant to Austrian capital maintenance rules.
10. Choice of Law
This Agreement shall be governed and construed in accordance with the laws of Austria.
11. Settlement of disputes
11.1 Jurisdiction of English Courts
(a)	The courts of England, shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle disputes and accordingly no Party will argue to the contrary.
11.2 Clause 11.1 is for the benefit of the Collateral Agent only. As a result, the Collateral Agent shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.
11.3 Without prejudice to any other mode of service allowed under any relevant law, the Pledgor:
(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

(b)	agrees that failure by an agent for service of process to notify the Pledgor of the process will not invalidate the proceedings concerned.

SIG Austria Holding GmbH

/s/ Chiara Brophy	/s/ Pru Wyllie
Represented by: Chiara Brophy	Represented by: Pru Wyllie
Date: 27 August 2010	Date: 27 August 2010

SIG Combibloc GmbH

/s/ Chiara Brophy	/s/ Pru Wyllie
Represented by: Chiara Brophy	Represented by: Pru Wyllie
Date: 27 August 2010	Date: 27 August 2010

SIG Combibloc GmbH & Co KG

/s/ Chiara Brophy	/s/ Pru Wyllie
Represented by: Chiara Brophy	Represented by: Pru Wyllie
Date: 27 August 2010	Date: 27 August 2010

Wilmington Trust (London) Limited

/s/ Michael Quinlan
Represented by: Michael Quinlan
Date: 27 August 2010

Schedule 1
List of the Security Documents
(a)	Limited interest pledge agreement over the limited partnership interest in SIG Combibloc GmbH & Co KG granted by SIG Austria Holding GmbH in favour of the Collateral Agent;

(b)	General interest pledge agreement over the general partnership interest in SIG Combibloc GmbH & Co KG granted by SIG Combibloc GmbH in favour of the Collateral Agent;

(c)	Account pledge agreement over the bank accounts granted by SIG Austria Holding GmbH in favour of the Collateral Agent;

(d)	Account pledge agreement over the bank accounts granted by SIG Combibloc GmbH in favour of the Collateral Agent;

(e)	Account pledge agreement over the bank accounts granted by SIG Combibloc GmbH & Co KG in favour of the Collateral Agent;

(f)	Receivables pledge agreement over the receivables granted by SIG Austria Holding GmbH in favour of the Collateral Agent;

(g)	Receivables pledge agreement over the receivables granted by SIG Combibloc GmbH in favour of the Collateral Agent;

(h)	Receivables pledge agreement over the receivables granted by SIG Combibloc GmbH & Co KG in favour of the Collateral Agent.